CWM Advisors, LLC dba Inspire

Code of Ethics

May 8, 2017

Table of Contents

Adviser to Registered Investment Company	Page 3
Rule 17j-1	Page 3
Fiduciary Duty	Page 4
Background	Page 4
Introduction	Page 4
Services for Government Entities	Page 7
Personal Trading Policies	Page 8
Insider Trading Policy	Page 13
Prohibited Activities	Page 13
Reporting of Material, Non-Public Information	Page 13
Definitions	Page 13
Penalties for Insider Trading	Page 14
Whistleblower Policy	Page 15
Agreement to Abide by Code of Ethics	Page 17
Associated Persons Report	Page 18
Personal Securities Trading Request Form	Page 19
Initial Personal Securities Holdings Report	Page 20
Quarterly Report of Personal Securities Transactions	Page 22
Annual Certification of Compliance	Page 24
Annual Personal Securities Holdings Report	Page 25
Access Person List	Page 27

Adviser to Registered Investment Company

Rule 17j-1

This Code of Ethics (the “Code”) forms part of the Compliance Manual of CWM Advisors, LLC dba Inspire (“Inspire”) and has been approved by Inspire’s management. This Code has been implemented in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) as well as the requirements of Rule 17j-1 under the Investment Company Act of 1940 (“IC Act”), as amended. As required under Rule 204A-1, Inspire as an investment adviser registered with the U.S. Securities Exchange Commission (the “SEC”) is required to maintain a Code of Ethics, distribute such Code and any amendments thereto to all required personnel, and review annually the effectiveness of this Code. In addition, Inspire must provide, upon request, a copy of its Code of Ethics to any investor or client wishing to review it.

Rule 17j-1 under the IC Act requires each investment adviser to a registered investment company (“RIC”) to adopt a written code of ethics containing provisions reasonably necessary to prevent the adviser and its Employees from:

o	Employing any device, scheme or artifice to defraud the RIC;

o	Making any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they were made, not misleading;

o	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; and

o	Engaging in any manipulative practice with respect to the RIC.

As required by Rule 17j- 1(c)(2)(ii), no less frequently than annually, the Firm shall furnish to the board of directors/trustees of a RIC, a written report that:

o	Describes any issues arising under the Code or the related procedures adopted hereunder since the last report to the board of trustees, including, but not limited to, information about material violations of the Code or procedures and the sanctions imposed in response to such material violations; and

o	Certifies that Inspire has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating the Code.

Fiduciary Duty

Background

In accordance with California regulations, CWM Advisors, LLC dba Inspire (“Inspire”) has adopted a code of ethics to:

●	Set forth standards of conduct expected of advisory personnel (including compliance with federal securities laws);

●	Safeguard material non-public information about client transactions; and

●	Require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

Introduction

As an investment adviser firm, we have an overarching fiduciary duty to our clients. They deserve our undivided loyalty and effort, and their interests come first. We have an obligation to uphold that fiduciary duty and see that our personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

Inspire holds their directors, officers, and employees accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

●	Always place the interest of the clients first and never benefit at the expense of advisory clients;

●	Always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or potential conflicts of interest between personal and professional relationships;

●	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;

●	Fully comply with all applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and

●	Proactively promote ethical and honest behavior with Inspire including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with Inspire’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

Reporting Violations

All supervised persons must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the Supervisor. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

●	Noncompliance with applicable laws, rules, and regulations;

●	Fraud or illegal acts involving any aspect of the firm’s business;

●	Material misstatements in regulatory filings, internal books and records, clients records or reports; or

●	Activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code.

Compliance Officer Duties

Training and Education

CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur no less than annually as needed and all supervised persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

CCO shall ensure that Inspire maintains the following records in a readily accessible place:

●	A copy of each code of ethics that has been in effect at any time during the past five years;

●	A record of any violation of the code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of the code and amendments for each person who is currently, or within the past five years was a supervised person. These records must be kept for five years after the individual ceases to be a supervised person of the firm;

●	Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these report;

●	A list of the names of persons who are currently, or within the past five years were, access persons;

●	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted; and

●	A record of any decisions that grant employees or access persons a waiver from or exception to the code.

Annual Review

CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly, and reported through the CCO to the Supervisor. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

●	letter of censure;

●	Suspension or termination of employment;

●	Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and

●	In serious cases, referral to law enforcement or regulatory authorities.

Definitions

1.	“Access Person” includes any supervised person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the firm’s directors, officers, and partners are presumed to be access persons.

2.	“Act” means Investment Advisers Act of 1940.

3.	“Adviser” means Inspire.

4.	A “Covered Security” is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

5.	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder.

6.	“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

7.	“Conflict of Interest”: for the purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in anyway, or even appears to interfere, with the interests of the Adviser as a whole.

8.	“Covered Security” means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Act. Additionally, it includes options on securities, on indexes, and on currencies; all kinds of limited partnerships; foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs.

9.	“Covered Security” does not include direct obligations of the U.S. government; bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; shares issued by money market funds; shares of open-end mutual funds that are not advised or sub-advised by the Adviser; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Adviser.

10.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

11.	“Investment personnel” means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

12.	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

13.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

14.	“Reportable security” is as defined by Rule 204A-1 of the Act. For more clarification, please see this no-action letter, which spells out the Code of Ethics requirements in layman’s terms: http://www.sec.gov/divisions/investment/noaction/ncs113005.htm.

15.	“Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Services for Government Entities

The Company shall not provide investment advisory services for compensation within two years after the Company or any Covered Associate make a contribution to an elected official of a government entity (incumbent, candidate or successful candidate) who is in a position, directly or indirectly, to influence the selection of the Company. (This prohibition shall not apply to contributions by a Covered Associate who is a natural person if and to: (1) Officials who the Covered Associate was entitled to vote at the time of the contribution and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the Covered Associate was not entitled to vote at the time of the contribution and which in the aggregate do not exceed $150 to any one official, per election; (2) The contribution was made more than six months prior to becoming a Covered Associate of the Company unless such person, after becoming a Covered Associate, solicits clients on behalf of the Company; or (3) The Company returns any contribution (which cannot exceed $350) within four months of the date of the contribution and within 60 days of the date of discovery of the contribution. (Limited to one instance by the same Covered Associate, two instances for advisers with 50 or fewer employers or two instances for advisers with more than 50 employees).

The Company and its Covered Associates shall not coordinate or solicit any person to make any contributions to an elected official (incumbent, candidate or successful candidate) of a government entity to which the Company is providing or seeking to provide investment advisory services and shall not coordinate or solicit payment to political parties of a state or locality where the Company is providing or seeking to provide investment advisory services to a government entity.

The Company shall not agree to pay or pay a third party, such as a solicitor or placement agent, to solicit government entity clients on behalf of the Company, unless that third party is an executive officer, general partner, managing member (or similar status) or employee of the Company, an SEC-registered investment adviser in compliance with Rule 206(4)-5 or broker-dealer subject to similar restrictions imposed by FINRA.

“Covered Associate” shall mean: (i) Any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the Company and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by the Company or by any of the aforementioned persons.

The Company shall maintain documentation related to such contributions and payments.

Personal Trading Policies

Blackout Periods

From time to time, representatives of Inspire may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of Inspire to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest. Inspire will always transact client’s transactions before its own when similar securities are being bought or sold.

Initial Public Offerings (IPO’s)

Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering.

Limited or Private Offerings

Except in a transaction exempted by the “Exempted Transactions” section of this Code of Ethics, no access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining approval from the CCO. The Adviser’s CCO must obtain approval from his Supervisor. Investment personnel are required to disclose such investment to any client considering an investment in the issuer of such Limited or Private Offering.

Margin Accounts

Investment personnel are prohibited from purchasing securities on margin, unless pre-cleared by the CCO.

Short Sales

Unless pre-cleared by the CCO, investment personnel are prohibited from selling any security short that is owned by any client of the firm, except for short sales “against the box”.

Short-Term Trading

Securities held in client accounts may not be purchased and sold, or sold and repurchased, within 30 calendar days by investment personnel. The CCO may, for good cause shown, permit a short-term trade, but shall record the reasons and grant of permission with the records of the Code.

Exempted Transactions

The prohibitions of this section of this Code of Ethics shall NOT apply to:

●	Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

●	Purchases which are part of an automatic investment plan, including dividend reinvestment plans.

●	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

●	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

●	Open end Investment Company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm.

●	Certain closed-end index funds

●	Unit investment trusts

Prohibited Activities

Conflicts of Interest

Inspire has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. All supervised persons must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest may arise if your personal interest interferes, or appears to interfere, with the interests of Inspire or its clients. A conflict of interest can arise whenever you take action or have an interest that makes it difficult for you to perform your duties and responsibilities for Inspire honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

●	Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty; and

●	Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Gifts and Entertainment

Supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

No supervised person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre- approval by the CCO. The annual receipt of gifts from the same source valued at $100.00 or less shall be considered de minimis. Additionally, the receipt of a dinner, a ticket to a sporting event or the theater, or comparable entertainment valued at $300 or less shall also be considered to be of de minimis value if the person or entity providing the entertainment is present. All gifts, given and received, will be recorded in a log to be signed by the supervised person and the CCO and kept in the supervised persons file. Gifts given or received from family members who are also clients are exempt from the requirement to be recorded in a log. Additionally, close personal friendships which predated the client relationship will also be exempted from the requirement to be recorded in a log.

No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback

Political and Charitable Contributions

Supervised persons that may make political contributions, in cash or services, must report each such contribution to the CCO, who will compile and report thereon as required under relevant regulations. Supervised persons are prohibited from considering the adviser’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

Service on Board of Directors

Supervised persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of Inspire, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Confidentiality

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Supervised persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

Compliance Procedures

Compliance with Laws and Regulations

All supervised persons of Inspire must comply with all applicable state, local and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

●	To defraud such client in any manner;

●	To mislead such client, including making any statement that omits material facts;

●	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

●	To engage in any manipulative practice with respect to such client; or

●	To engage in any manipulative practice with respect to securities, including price manipulation.

Personal Securities Transactions Procedures and Reporting

Pre-Clearance

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

1.	Pre-clearance requests must be submitted by the requesting supervised person to the CCO in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity.

2.	The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.

3.	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO on the written authorization response.

4.	Records of all pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

Duration of Pre-Clearance Approval

Personal trades should be placed with a broker promptly after receipt of the pre-clearance approval to minimize the risk of potential conflict arising from a Client trade in the same security being placed after the pre-clearance is given. The pre- clearance approval will expire at the close of business on the next trading day after which authorization is received. The Access Person is required to renew such pre- clearance if the pre-cleared trade is not completed before the authority expires.

Pre-Clearance Exemptions

The pre-clearance requirements of this section of this Code of Ethics shall not apply to:

1.	Purchases or sales affected in any account over which the access person has no direct or indirect influence or control.

2.	Purchases which are part of an automatic investment plan, including dividend reinvestment plans.

3.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

4.	Acquisition of covered securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

5.	Open end investment company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm

6.	Unit investment trusts.

7.	Exchange traded funds that are based on a broad-based securities index (e.g., the S&P 500).

8.	Futures and options on currencies or on a broad-based securities index.

Reporting Requirements

1.	Holdings Reports

Every access person shall, no later than ten (10) days after the person becomes an access person and annually thereafter, file an initial holdings report containing the following information:

●	The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;

●	The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

●	The date that the report is submitted by the access person.

2.	Quarterly Reports

Every access person shall, no later than ten (10) days after the end of calendar quarter, file transaction reports containing the following information:

●	For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

●	The nature of the transaction (e.g. purchase, sale)

●	The price of the security at which the transaction was effected

●	The name of any broker, dealer or bank with or through the transaction was effected; and

●	The date that the report is submitted by the access person.

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements.

The reporting requirements of this section of this Code of Ethics shall not apply to:

●	Any report with respect to securities over which the access person has no direct or indirect influence or control.

●	Transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.

●	Transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as the firm receives the confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.

●	Any transaction or holding report if the firm has only one access person, so long as the firm maintains records of the information otherwise required to be reported under the rule.

Report Confidentiality

All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Insider Trading Policy

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term “insider trading” is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

Prohibited Activities

All Associated Persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

1.	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities;

2.	communicating material, non-public information about the issuer of any securities to any other person; and

3.	communicating information known to be false to others (including but not limited to clients, prospective clients and Associated Persons) with the intention of manipulating financial markets for personal gain.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

Reporting of Material, Non-Public Information

Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Definitions

Material Information. “Material information” generally includes:

●	any information that a reasonable investor would likely consider important in making his or her investment decision; or

●	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of “insider” is broad, and includes all Associated Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation.

Penalties may include:

●	civil injunctions;

●	jail sentences;

●	revocation of applicable securities-related registrations and licenses;

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

●	fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

Whistleblower Policy

Whistleblower Policy

Central to the our compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in the firm’s Compliance Manual, and their consistent implementation by all supervised persons of Inspire evidence the firm’s unwavering intent to place the interests of clients ahead of self-interest for Inspire, its management and staff. Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The firm’s principal or a similarly designated officer, has overall supervisory responsibility for the firm. Recognizing the firm’s shared commitment to its clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the firm and its personnel at risk. Therefore, while management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of company policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the firm (whether by a supervised person or other party) confidentially and without retaliation. Inspire’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct. Supervised persons may report potential misconduct by submitting an anonymous report of a violation. Reports of violations or suspected violations must be reported to Robert Netzly or, provided the CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to the firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of the firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The firm will take seriously any report regarding a potential violation of policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person strictly confidential. Supervised persons are to be assured that the firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation. In order to protect the confidentiality of the individual submitting such a report and to enable Inspire to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the firm’s other senior management in the event the concern pertains to the CCO.

Agreement to Abide by Code of Ethics

This agreement is entered into by and between CWM Advisors, LLC dba Inspire (the “Company”) and the Associated Person whose name and signature is represented below.

By signing this agreement, I, _____________________________, acknowledge that:

___ I have received a copy of the Company’s Code of Ethics;

___ I have read and understand the information contained in the Code of Ethics; and,

___ I will abide by the Code of Ethics and any subsequent amendments thereto.

To comply with the personal securities transactions reporting policy and the Company’s Code of Ethics, I further certify that I have directed each broker with whom I have a Covered Account containing Covered Securities and to send to the Company’s designated Chief Compliance Officer duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the policy and the Company’s Code of Ethics.

To meet the disclosure requirements of pertinent securities laws, rules and regulations, I further certify that I will disclose all legal and disciplinary events for which I am, or have been personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

Signature:

Date:

Associated Persons Report

Inspire

As of___________, 20______,

ACKNOWLEDGEMENT OF RECEIPT
OF
NAME	TITLE	CODE OF ETHICS	ACCESS PERSON?
	President/Investment Adviser Representative		Yes
	Investment Adviser Representative		Yes
Yes
Yes
Yes
Yes

Personal Securities Trading Request Form

Name:

Details of Proposed Transaction:

Circle One	Purchase / Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share /Units
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request

You ____ may / ____ may not execute the proposed transaction described above.

Authorized Signature:

Date of Response:

Initial Personal Securities Holdings Report

(page 1 of 2)

To: Chief Compliance Officer, Inspire

From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re: Initial Personal Securities Holdings Report:

As of, ____________, 20___, I hold the following Covered Securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker Dealer

*	Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

_______The following broker/dealer bank or other custodian hold accounts which are invested in Non-Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary.

______As of _____________, 20______, I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am associated with Inspire.

Signed:	Date:

Report reviewed by:	Date:

Quarterly Report of Personal Securities Transactions

(page 1 of 2)

To: Chief Compliance Officer, Inspire

From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re: Quarterly Report of Personal Securities Transactions, as amended:

During the quarter ending _______________, I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:

Date of Transaction	Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker Dealer

*	Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

______During the above period, I have not purchased or sold any Covered Securities in my personal brokerage account or in any account in which I have a direct or indirect Beneficial Ownership.

______During the above period, I have disclosed to the Company any new accounts in which I have a direct or indirect Beneficial Ownership.

______I do not currently have any Beneficial Ownership in any Covered Accounts. However, I agree to promptly notify Inspire, if I obtain Beneficial Ownership in any account, so long as I am an Access Person of Inspire.

Signed:	Date:

Report reviewed by:	Date:

Annual Certification of Compliance

With The Personal Securities Transactions Disclosure Requirements
And Code Of Ethics For Inspire

In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for Inspire, I certify that during the year ending December 31________:

______I have reported all Covered Securities holdings in which I have Beneficial Ownership.

______I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions, which are exempt from pre-clearance, or for which I have received a written exception from the Chief Compliance Officer.

______I have reported all Covered Securities transactions in which I have Beneficial Ownership, except for transactions, which are exempt from reporting, or for which I have received a written exception from the Chief Compliance Officer.

______I have complied with the Code of Ethics in all other respects.

Print Name:

Signature:

Dated:

Annual Personal Securities Holdings Report

(page 1 of 2)

To: Chief Compliance Officer, Inspire

From:
(Access Person - Please Print)

Re: Annual Personal Securities Holdings Report:

As of, ___________, 20_____, I hold the following Covered Securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker Dealer

*	Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

_____The following broker/dealer, bank, or other custodian holds accounts, which are invested in Non-Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary

_________As of___________, 20______, I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am associated with Inspire.

Signed:	Date:

Report reviewed by:	Date:

Access Person List

Inspire Access Person List
Name	Start Date of Access	End Date of Access
Robert Netzly	7/1/2015
Aaron Moon	8/1/2015
Joseph Verissimo	8/1/2015
Michael Graef	8/1/2015
Roberto Valderrama	8/1/2015
Tabitha Blair	8/1/2015	4/30/2017
Sophia Barajas	8/1/2015	7/6/2016
Carlos Lopez	10/1/2015
Shane Enete	10/1/2015
Eric Smyth	9/1/2016
Darrell Jayroe	10/1/2016